MIDWEST AIR GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 (SUCCESSOR) AND 2007 (PREDECESSOR)
(Dollars in thousands, except share and per share amounts)

	Successor	Predecessor
	December 31,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,769	$139,950
Accounts receivable — less allowance for doubtful accounts of $98 and $20 in 2008 and 2007, respectively	1,907	5,963
Fair value of fuel derivatives	1,400	8,792
Inventories	4,660	8,389
Prepaid expenses	2,168	11,510
Assets held for sale	21,958
Restricted cash	38,406	22,840
Deferred income taxes	2,645	5,631
Total current assets	83,913	203,075
PROPERTY AND EQUIPMENT — Net	46,330	137,362
GOODWILL	48,248
INTANGIBLE AND OTHER ASSETS — Net	89,779	20,927
TOTAL ASSETS	$268,270	$361,364

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$6,224	$9,671
Income taxes payable		338
Current debt	307,049	793
Air traffic liability	49,932	82,861
Unearned revenue	1,686	30,244
Accrued liabilities:
Vacation pay	3,983	6,310
Other	59,946	43,411
Total current liabilities	428,820	173,628
LONG-TERM DEBT		19,658
DEFERRED INCOME TAXES	14,988	5,352
ACCRUED PENSION AND OTHER POSTRETIREMENT BENEFITS	9,077	24,846
DEFERRED FREQUENT FLYER REVENUE	56,438	8,509
DEFERRED REVENUE, CREDITS, AND GAINS		62,494
OTHER NON-CURRENT LIABILITIES	12,376	24,551
Total liabilities	521,699	319,038
COMMITMENTS AND CONTINGENCIES (Notes 13, 15, and 16)
SHAREHOLDERS’(DEFICIT) EQUITY:
Predecessor:
Preferred stock, without par value, 5,000,000 shares authorized, no shares issued and outstanding
Common stock, $0.01 par value; 50,000,000 shares authorized, 26,345,005 shares issued		263
Additional paid-in capital		85,331
Treasury stock, at cost; 708,667 shares		(15,584)
Accumulated deficit		(28,524)
Accumulated other comprehensive income		840
Successor:
Common stock, $0.01 par value; 1 billion shares authorized, 243,267,464 shares issued	2,433
Additional paid-in capital	241,814
Accumulated deficit	(501,720)
Accumulated other comprehensive income	4,044
Total shareholders’ (deficit) equity	(253,429)	42,326
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$268,270	$361,364

The accompanying notes are an integral part of these consolidated financial statements.

MIDWEST AIR GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE ELEVEN-MONTH PERIOD ENDED DECEMBER 31, 2008 (SUCCESSOR),
THE ONE-MONTH PERIOD ENDED JANUARY 31, 2008 (PREDECESSOR), AND
THE YEARS ENDED DECEMBER 31, 2007 AND 2006 (PREDECESSOR)
(Dollars in thousands)

	Successor	Predecessor
	Eleven	One-Month
	Months Ended	Ended	Years Ended
	December 31,	January 31,	December 31,
	2008	2008	2007	2006

OPERATING REVENUES:
Passenger service	$529,492	$49,751	$672,634	$588,242
Cargo	7,605	984	9,934	9,444
Other	56,975	6,907	73,169	66,815

Total operating revenues	594,072	57,642	755,737	664,501

OPERATING EXPENSES:
Salaries, wages, and benefits	119,074	17,802	174,293	160,060
Aircraft fuel and oil	294,348	28,481	263,306	232,013
Losses (gains) on fuel derivatives	6,780	3,683	(9,660)
Commissions	18,005	1,597	21,388	18,018
Dining services	5,174	725	9,867	8,397
Station rental, landing, and other fees	47,678	5,957	58,321	51,562
Aircraft maintenance, materials, and repairs	33,383	5,629	64,504	51,451
Depreciation and amortization	23,390	1,306	15,417	15,178
Aircraft rentals	52,281	5,000	61,935	64,215
Regional carrier charges	68,978	5,105	31,385
Restructuring charges	38,311
Goodwill impairment loss	190,387
Other impairment losses	171,459		13,700
Acquisition charges		23,138
Other	59,471	2,102	80,693	63,015

Total operating expenses	1,128,719	100,525	785,149	663,909

OPERATING INCOME (LOSS)	(534,647)	(42,883)	(29,412)	592

OTHER INCOME (EXPENSE):
Interest income	2,174	619	9,638	7,701
Interest and other expense	(20,179)	(93)	(1,791)	(3,284)

Total other (expense) income	(18,005)	526	7,847	4,417

INCOME (LOSS) BEFORE INCOME TAX	(552,652)	(42,357)	(21,565)	5,009

INCOME TAX (BENEFIT) PROVISION	(50,932)	279		(403)

NET INCOME (LOSS)	$(501,720)	$(42,636)	$(21,565)	$5,412

The accompanying notes are an integral part of these consolidated financial statements.

MIDWEST AIR GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY
FOR THE ELEVEN-MONTH PERIOD ENDED DECEMBER 31, 2008 (SUCCESSOR),
THE ONE-MONTH PERIOD ENDED JANUARY 31, 2008 (PREDECESSOR), AND
THE YEARS ENDED DECEMBER 31, 2007 AND 2006 (PREDECESSOR)
(Dollars in thousands)

	Common				Accumulated
	Stock,	Additional			Other		Total
	$0.01	Paid-In	Treasury	Accumulated	Comprehensive	Unearned	Shareholders’
	Par Value	Capital	Stock	Deficit	Income (Loss)	Compensation	(Deficit) Equity

BALANCE — January 1, 2006 (Predecessor)	$185	$47,000	$(15,584)	$(13,253)	$(838)	$(254)	$17,256

Comprehensive income (loss):
Net income				5,412			5,412
Other comprehensive income (loss):
Fuel hedge (net of tax)					(4,216)		(4,216)
Pension and other postretirement plans (net of tax)					134		134
Total comprehensive income							1,330
Reclassification of unearned compensation to Paid in capital upon adoption of SFAS 123(R)		(254)				254	-
Issuance of common stock upon exercise of stock options	5	1,821					1,826
Issuance of 109,700 restricted shares	1	(1)					-
Issuance of 789,189 of common shares for conversion of warrants	8	3,524					3,532
Issuance of 556,600 shares of common stock for conversion of debt	6	2,777					2,783
Adjustments to adopt SFAS 158 (net of tax)					(6,040)		(6,040)
Other		1,135					1,135
BALANCE — December 31, 2006 (Predecessor)	205	56,002	(15,584)	(7,841)	(10,960)	-	21,822

Comprehensive income (loss):
Net loss				(21,565)			(21,565)
Other comprehensive income (loss):
Fuel hedge (net of tax)					4,456		4,456
Pension and other postretirement plans (net of tax)					7,344		7,344

Total comprehensive loss							(9,765)

FIN No. 48 adoption				882			882
Issuance of common stock upon exercise of stock options	7	3,675					3,682
Issuance of 152,885 restricted shares	1	2,138					2,139
Issuance of 678,243 of common shares for conversion of warrants	7	3,195					3,202
Issuance of 4,327,800 shares of common stock for conversion of debt	43	21,596					21,639
Other		(1,275)					(1,275)
BALANCE — December 31, 2007 (Predecessor)	263	85,331	(15,584)	(28,524)	840	-	42,326

Comprehensive income (loss):
Net loss				(42,636)			(42,636)
Other comprehensive income —
Pension and other postretirement plans (net of tax)					325		325
Total comprehensive loss							(42,311)
Other		2					2
BALANCE — January 31, 2008 (Predecessor)	263	85,333	(15,584)	(71,160)	1,165	-	17

Elimination of Predecessor equity accounts	(263)	(85,333)	15,584	71,160	(1,165)		(17)
Contribution of capital (Successor)	2,425	240,043					242,468
Additional shares issued	8	792					800
Stock-based compensation expense		979					979

Comprehensive income (loss):
Net loss				(501,720)			(501,720)
Other comprehensive income —
Pension and other postretirement plans (net of tax)					4,044		4,044
Total comprehensive loss							(497,676)
BALANCE — December 31, 2008 (Successor)	$2,433	$241,814	$-	$(501,720)	$4,044	$-	$(253,429)

The accompanying notes are an integral part of these consolidated financial statements.

MIDWEST AIR GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE ELEVEN-MONTH PERIOD ENDED DECEMBER 31, 2008 (SUCCESSOR),
THE ONE-MONTH PERIOD ENDED JANUARY 31, 2008 (PREDECESSOR), AND
THE YEARS ENDED DECEMBER 31, 2007 AND 2006 (PREDECESSOR)
(Dollars in thousands)

	Successor	Predecessor
	Eleven	One-Month
	Months Ended	Ended	Years Ended
	December 31,	January 31,	December 31,
	2008	2008	2007	2006

OPERATING ACTIVITIES:
Net income (loss)	$(501,720)	$(42,636)	$(21,565)	$5,412
Items not involving the use of cash:
Depreciation and amortization	23,390	1,306	15,417	15,178
Deferred income taxes	(50,530)	279
Impairment losses	361,846		13,700
Share-based compensation	979		1,250	992
Losses (gains) on fuel derivatives	4,571	3,683	(8,792)
Curtailment gain on pension plans	(7,746)
Interest paid in kind	16,160
Other — net	5,294	359	(2,995)	1,059

Changes in operating assets and liabilities:
Accounts receivable	6,781	2,902	(1,097)	410
Inventories	2,302	(393)	(445)	1,589
Prepaid expenses	10,492	(1,480)	5,238	(5,162)
Other assets	601	9,528	(9,460)	(5,142)
Accounts payable	(8,743)	7,363	(313)	(2,746)
Deferred frequent flyer revenue	(6,135)	114	1,294	2,054
Accrued liabilities	12,950	13,778	4,234	(5,136)
Unearned revenue	(17,726)	133	(554)	(4,259)
Accrued pension and other postretirement benefits	(3,005)	(1,601)	1,786	2,697
Restricted cash	(3,849)	(11,717)	16,736	(796)
Air traffic liability	(35,120)	20,458	6,781	12,218
Other non-current liabilities	8,401	117	7,200	2,153
Net cash (used in) provided by operating activities	(180,807)	2,193	28,415	20,521

INVESTING ACTIVITIES:
Capital expenditures	(14,799)	(492)	(12,286)	(13,539)
Return of purchase deposits and predelivery progress payments				11,957
Proceeds from sale of property and equipment	13,249	746	8	1,350
Other — net			(1)	1,359
Net cash (used in) provided by investing activities	(1,550)	254	(12,279)	1,127

FINANCING ACTIVITIES:
Proceeds from debt issuance	50,000
Proceeds from warrants and options exercised		2	5,580	5,336
Payment of debt associated with progress payments				(9,100)
Payment on note payable		(64)	(1,139)
Other — net	791		1,244	1,245
Net cash provided by (used in) financing activities	50,791	(62)	5,685	(2,519)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(131,566)	2,385	21,821	19,129
CASH AND CASH EQUIVALENTS — Beginning of period	142,335	139,950	118,129	99,000
CASH AND CASH EQUIVALENTS — End of period	$10,769	$142,335	$139,950	$118,129
SUPPLEMENTAL CASH FLOW INFORMATION — Cash paid for:
Income taxes	$-	$-	$-	$-
Interest paid	$1,662	$93	$1,226	$3,047
NON-CASH TRANSACTIONS:
Accrued capital expenditures	$308	$-	$99	$670
Accrued liability converted into promissory note	$9,328	$-	$-	$-
Non-cash incentives	$-	$-	$-	$4,687
Conversion of debt to common stock	$-	$-	$21,639	$2,777

The accompanying notes are an integral part of these consolidated financial statements.

MIDWEST AIR GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 (SUCCESSOR) AND 2007 (PREDECESSOR),
AND FOR THE ELEVEN-MONTH PERIOD ENDED DECEMBER 31, 2008 (SUCCESSOR),
THE ONE-MONTH PERIOD ENDED JANUARY 31, 2008 (PREDECESSOR), AND
THE YEARS ENDED DECEMBER 31, 2007 AND 2006 (PREDECESSOR)

1.	DESCRIPTION OF BUSINESS

Midwest Air Group, Inc. and subsidiaries (the “Company”) include two wholly owned entities, Midwest Airlines, Inc. (“Midwest”) and Skyway Airlines, Inc. (“Skyway”). Skyway discontinued flight operations during 2008 and surrendered its operating certificate. Beginning in 2007 and during 2008, regional jet capacity is also provided by SkyWest Airlines, Inc., (“SkyWest”) and beginning in 2008 by Republic Airways Holdings Inc. and its subsidiaries (“Republic”) both doing business as Midwest Connect under capacity agreements. Midwest is a U.S. air carrier providing scheduled passenger service to destinations in the United States. Midwest also provides air cargo and other airline services and provided charter service through 2008. Midwest Connect provides regional scheduled passenger service to cities primarily in the Midwestern states and to Toronto, Canada. Service to Toronto ended in 2009. Through 2008, Midwest Connect flights were operated with aircraft having 76 seats or less. The Midwest Connect flights supplement Midwest operations by providing connecting service through Milwaukee and nonstop service to smaller cities.

2.	BASIS OF PRESENTATION, ORGANIZATION, AND OTHER MATTERS

On January 31, 2008 (the “Acquisition Date”), 100% of the issued and outstanding publicly traded shares of Midwest Air Group, Inc. (“Predecessor”) were acquired by an investment group composed of Northwest Airlines Corp. (“Northwest”) and a syndicate of investment entities arranged by TPG Capital, L.P. (the “TPG Entities”). The acquisition was accomplished by the formation of Midwest Air Partners, LLC (“MAP”), a Delaware limited liability company. Northwest holds 48.7% and the TPG Entities hold 51.3% of MAP. MAP held a 97.7% interest in Midwest Management Holdings, LLC (“MMH”), a Delaware limited liability company, with management of Predecessor holding a 2.3% fully diluted interest in MMH. MMH owned 100% of Midwest Acquisition Company, Inc. (“MAC”), which was incorporated on August 13, 2007, in the state of Wisconsin. In connection with the acquisition, Predecessor was merged into MAC, with Midwest Air Group, Inc. being the surviving corporation (such surviving entity being the “Company” or “Successor”). Following the merger, management of Predecessor also held a diluted 4.3% interest in Successor in the form of common stock and stock options.

The acquisition of Predecessor by MAC was accounted for as a business combination in accordance with the Financial Accounting Standards Board (“FASB”) Statement No. 141, Business Combinations, (“FASB Statement No. 141”).The assets and liabilities acquired were adjusted to their fair values. See Note 4, Acquisition, for more information.

The accompanying consolidated statement of operations of Successor represents the activity of Successor from February 1, 2008 through December 31, 2008. The Successor’s consolidated financial statements as of December 31, 2008, and for the eleven month period ended December 31, 2008, are not necessarily comparable to the consolidated financial statements of Predecessor due to the application of FASB Statement No. 141.

On July 31, 2009, the Company was sold by the TPG Entities to Republic and is now a wholly owned subsidiary of Republic. See Note 16, Subsequent Events, for more information.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting policies of the Company conform to the accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the year. Future results could differ significantly from those estimates.

The Company estimates fair value in accounting for indefinite-lived intangible assets, long-lived assets, deferred frequent flyer revenue, and goodwill for impairment. These estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the control of the Company. Accordingly, the Company cannot provide assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.

Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. They are carried at cost, which approximates market. These investments consist primarily of overnight deposits.

Inventories — Inventories consist primarily of aircraft maintenance parts, maintenance supplies, and fuel stated at the lower of cost on the first-in, first-out method (for Midwest), average cost (for Midwest Connect), or market, and are expensed when used in operations.

Property and Equipment — Property and equipment are stated at cost and are depreciated on the straight-line method. Aircraft are depreciated to estimated residual values, and any gain or loss on disposal is reflected in operations.

The depreciable lives for the principal asset categories for both Successor and Predecessor are as follows:

Asset Category	Depreciable Lives

Flight equipment	10–20 years
Other equipment	3–8 years
Office furniture and equipment	5–20 years
Building and improvements	40 years
Leasehold improvements	Lesser of 20 years or remaining
life of building or lease

Restricted Cash — Restricted cash primarily pertains to cash that is due to the Company for advance credit card ticket purchases. Under the terms of the agreement with the credit card processor, the funds are held by the credit card processor until travel takes place. This restricted cash of $21.6 million and $22.8 million as of December 31, 2008 (Successor) and 2007 (Predecessor), respectively, earns a market rate of interest and is held primarily at one financial institution. On December 31, 2008, there was a separate reserve fund containing approximately $6.8 million of estimated government-related fees associated with excise tax, passenger facility charges, and security fees. There was also $10 million of restricted cash held in escrow as of December 31, 2008 that represented funds provided by Republic and the TPG Entities that would be made available to the Company when certain conditions were met.

Goodwill and Intangible Assets — The Company accounts for goodwill and other intangible assets in accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets. Goodwill and other intangible assets that have indefinite useful lives are not amortized, but are tested if a triggering event occurred, or at least annually, for impairment. Intangible assets that have finite useful lives are amortized over their useful lives and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In December 2008, management reviewed the carrying value of goodwill and other intangible assets and concluded that goodwill and certain other intangible assets were impaired. See Note 5, Asset Impairments, Goodwill, and Other Intangible Assets, for further information.

Impairment of Long-Lived Assets — The Company records impairment charges on long-lived assets used in operations when events and circumstances indicate the assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amount. The amount of any impairment is based on the fair value of the related asset. See Note 5, Asset Impairments, Goodwill, and Other Intangible Assets, for further information.

Concentrations of Risk — Certain Company employees are covered under various collective bargaining agreements. Midwest pilot and Midwest flight attendant groups had previously ratified five-year contracts that expired during 2008. These groups represent 8% and 8%, respectively, of the Company’s employees as of December 31, 2008. As of December 31, 2008, these groups are operating without a collective bargaining agreement. The Company operates approximately 83% of its flights and derives 75% of its passenger revenue based on Milwaukee-originating or Milwaukee-arriving flights; thus, the Company is impacted by the economy of the Milwaukee area. The Company has mitigated a portion of this risk over the last two years by nearly doubling the amount of connect or “flow” traffic; i.e., passenger traffic beginning in a field station and traveling to another station in the Company’s network with a connection in Milwaukee or Kansas City. This reduces the reliance on traffic originating from Milwaukee.

Fair Value of Financial Instruments — The Company believes the carrying value of its financial instruments (cash and cash equivalents, restricted cash, accounts receivable, and accounts payable) is a reasonable estimate of the fair value of these instruments due to their short-term nature or variable interest rate. The carrying value of derivative instruments, including fixed fuel contracts, has been marked to market based on the fair value of similar instruments as of each balance sheet date. It is not practicable to estimate the fair value of debt given the financial condition of the Company.

Revenue Recognition — Passenger revenue, related commissions (if any), and cargo revenues are recognized in the period when the service is provided. The estimated liability for sold, but unused, tickets is included in current liabilities as air traffic liability. The amount of commissions associated with unused tickets is included in current assets as prepaid commissions. After 13 months, any sold but unused tickets are recognized in revenue and any related commission expense is recognized. During the eleven-month period ended December 31, 2008, no unused tickets were recognized as revenue since the air traffic liability was recorded at fair value as of January 31, 2008, which included the impact of estimated breakage.

A portion of the revenue from the sale of frequent flyer miles was deferred and recognized straight line over 32 months by the Predecessor. The Successor records a portion of revenue from the sale of frequent flyer miles when the sale occurs and a portion of revenue when the miles are redeemed and the transportation is provided.

Certain governmental taxes are imposed on Midwest ticket sales through a fee included in ticket prices. Midwest collects these fees and remits them to the appropriate government agency. These fees are recorded on a net basis (excluded from operating revenues).

Advertising Expense — Advertising costs are charged to expense when incurred. Advertising expense for the eleven-month period ended December 31, 2008 (Successor), one-month period ended January 31, 2008 (Predecessor), and the years ended December 31, 2007 and 2006 (Predecessor), was $6.8 million, $1.0 million, $8.3 million, and $8.3 million, respectively.

Maintenance and Repair Costs — Routine maintenance and repair costs for owned and leased aircraft are charged to expense when incurred. The Company expenses airframe maintenance costs as they are incurred. Midwest and Midwest Connect engines were primarily under fleet hour agreements and engine maintenance was expensed as flight hours are incurred over the term of the contract. During 2008, the fleet hour agreement was terminated and engine maintenance is now being expensed as maintenance is incurred.

Frequent Flyer Programs — The Company has a frequent flyer program that offers incentives to travel on Midwest. The program allows participants to earn mileage credits by flying on Midwest and participating airlines, as well as through participating companies, such as credit card companies, hotels, and car rental agencies. The Company also sells mileage credits to other airlines and to nonairline businesses. The mileage credits may be redeemed for free air travel on Midwest or other airlines, as well as hotels, rental cars, and other awards.

Mileage Credits — The Company has an agreement with its co-branded credit card partner that requires its partner to purchase miles as they are awarded to the co-branded partner cardholders. The air transportation element for the awarded miles are included in deferred frequent flyer revenue at the estimated fair value and the residual marketing element is recorded as other revenue when the miles are awarded. The deferred revenue is subsequently recognized as passenger service revenue when transportation is provided.

Earned Mileage Credits — The Company also defers the portion of the sales proceeds that represents estimated fair value of the air transportation and recognizes that amount as revenue when transportation is provided. The fair value of the air transportation component is determined utilizing the deferred revenue method as further described below. The initial revenue deferral is presented as deferred frequent flyer revenue in the consolidated balance sheets. When recognized, the revenue related to the air transportation component is classified as passenger service in the Company’s consolidated statements of operations.

On the Acquisition Date, the Successor changed the accounting policy for its frequent flyer program from the incremental cost method to the deferred revenue method. The deferred revenue measurement method used on and after the Acquisition Date is to record the fair value of the frequent flyer obligation by allocating an equivalent weighted-average ticket value to each outstanding mile based on projected redemption patterns for available award choices when such miles are consumed. Such value is estimated assuming redemptions on Midwest and by estimating the relative proportions of awards to be redeemed by class of service. The estimation of the fair value of each award mile requires the use of several significant assumptions for which significant management judgment is required. For example, management must estimate how many miles are projected to be redeemed on Midwest versus on other airline partners. Since the equivalent ticket value on miles redeemed on Midwest and on other carriers can vary greatly, this assumption can materially affect the calculation of the weighted-average ticket value from period to period.

Management must also estimate the expected redemption patterns of Midwest customers who have a number of different award choices when redeeming their miles, each of which can have materially different estimated fair values. Such choices include different classes of service and award levels. Customer redemption patterns may also be influenced by program changes, which occur from time to time, introducing new award choices or making material changes to terms of existing award choices. Management must often estimate the probable impact of such program changes on future customer behavior, which requires the use of significant judgment. Management uses historical customer redemption patterns as the best single indicator of future redemption behavior in making its estimates, but changes in customer mileage redemption behavior patterns, which are not consistent with historical behavior can result in historical changes to deferred revenue balances and to recognized revenue.

The Company measures its deferred revenue obligation using all awarded and outstanding miles, regardless of whether or not the customer has accumulated enough miles to redeem an award. Eventually these customers will accumulate enough miles to redeem awards, or their account will deactivate after a period of inactivity, in which case the Company will recognize the related revenue when the miles expire.

Current and future changes to the expiration policy, or to program rules and program redemption opportunities, may result in material changes to the deferred revenue balance as well as recognized revenue from the program.

Prior to January 31, 2008, the Company accounted for frequent flyer miles earned on an incremental cost basis as an accrued liability and as operating expense, while miles sold to airline and nonairline businesses were accounted for on a deferred revenue basis. For members with mileage credits greater than 5,000 miles, the Company recorded a liability for the estimated incremental cost of flight awards that were earned and expected to be redeemed for travel on Midwest or other airlines. The Company’s incremental costs included an average cost per passenger for fuel, food, and other direct passenger costs. The Company periodically recorded adjustments to this liability in other operating expense in its consolidated statements of operations and other accrued liabilities in its consolidated balance sheets based on awards earned, awards redeemed, changes in its estimated incremental costs, and changes to the program.

Income Taxes — On January 1, 2007, the Company adopted FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN No. 48”). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The pronouncement also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Pursuant to FIN No. 48, the Company has recorded any unrecognized tax benefits that are not expected to be paid within one year as noncurrent.

As part of the process of preparing the Company’s consolidated financial statements, it is required to estimate income taxes in each of the jurisdictions in which the Company operates. The provision for income taxes is determined using the asset and liability approach for accounting for income taxes. A current liability is recognized for the estimated taxes payable for the current year. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which the timing differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates or tax laws are recognized in the provision for income taxes in the period that includes the enactment date.

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount more likely than not to be realized. Changes in valuation allowances will adjust goodwill or will be recorded in the consolidated statements of operations, unless related to deferred tax assets that expire unutilized or are modified through translation, in which case both the deferred tax asset and related valuation allowance are similarly adjusted.

Leases — Rental obligations under operating leases, including any delivery credits for aircraft, facilities, and equipment are charged to expense on the straight-line method over the term of the lease.

Derivative Instruments and Hedging Activities — The Company has utilized three types of derivative and hedging instruments to reduce the risk of exposure to jet fuel price increases: call options, collars, and fixed fuel contracts. The Company accounted for certain of its fuel derivative instruments as cash flow hedges, as defined in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“FASB Statement No. 133”), as amended. The Company accounts for the remainder of the fuel derivative instruments as free-standing derivatives. The Company does not purchase or hold any derivative financial instruments for trading or speculative purposes.

The Company periodically utilizes these derivative contracts to mitigate the exposure to the fluctuation in aircraft fuel prices in accordance with the Company’s financial risk management policy. This policy was adopted by the Company to document the Company’s philosophy toward financial risk and outline acceptable use of derivatives to mitigate financial risk.

The collars establish ceiling and floor prices for anticipated jet fuel purchases and serve as hedges of those purchases. Call options establish a ceiling price and serve as a hedge against rising prices. They require an up-front premium payment and the risk of loss is limited to the premium payment. Prior to January 31, 2008, fuel collar options were accounted for as cash flow hedges, as defined by FASB Statement No. 133. Therefore, all changes in the fair value of the derivative instruments that are considered effective hedges were recorded in other comprehensive income until the underlying hedged fuel was consumed, when the fair value of such derivative instruments is reclassified to the consolidated statements of operations as an adjustment to fuel expense. Subsequent to January 31, 2008, all changes in value of collars are recorded in the consolidated statements of operations as a component of losses (gains) on fuel derivatives. As of December 31, 2007, there were no outstanding call contracts and the fair value of collar contracts was an asset of $0.9 million. As of December 31, 2008, the fair value of collars outstanding was an asset of $1.4 million, and there were no outstanding call option contracts.

The Company also enters into fixed price fuel contracts. While the Company considers these good economic hedges, the Company does not utilize hedge accounting for these derivatives. As a result, the fixed fuel contracts are adjusted to fair value through earnings in losses (gains) on fuel derivatives, each balance sheet date. In addition, any cash settlements for unused fuel commitments are also adjusted to fair value through earnings. This may result, and has resulted, in increased volatility in the Company’s results. The Company recorded $6.8 million of losses in the consolidated statement of operations for the eleven-month period December 31, 2008 (Successor), for the fixed fuel contracts. The Company recorded $3.7 million of losses in the consolidated statement of operations for the one-month period ended January 31, 2008, and $9.7 million of gains in 2007 (Predecessor). Approximately 80% of fuel purchases in 2008 were hedged using these three different fuel-hedging strategies. As of December 31, 2008 there were no outstanding fixed-price fuel contracts. As of December 31, 2007, the fair value of fixed-price fuel contracts was $8.8 million.

Fair Value Measurements — In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (“FASB Statement No. 157”), which provides guidance for measuring the fair value of assets and liabilities and requires expanded disclosures about fair value measurements. FASB Statement No. 157 indicates that fair value should be determined based on the assumptions marketplace participants would use in pricing the asset or liability and provides additional guidelines to consider in determining the market-based measurement. The Company adopted FASB Statement No. 157 on January 1, 2008, for financial assets and financial liabilities. In February 2008, the FASB issued FASB Staff Position (“FSP”) Financial Accounting Standards (“FAS”) 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). FSP 157-2 delayed the effective date of FASB Statement No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the Company’s consolidated financial statements on a recurring basis (at least annually), to January 1, 2009. The adoption of FASB Statement No. 157 for nonfinancial assets and nonfinancial liabilities on January 1, 2009, did not have a material impact on the Company’s consolidated financial statements other than additional disclosure requirements.

To increase consistency and comparability in fair value measures, FASB Statement No. 157 establishes a three-level fair value hierarchy to prioritize the inputs used in valuation techniques between observable inputs that reflect quoted prices in active markets, inputs other than quoted prices with observable market data and unobservable data (e.g., a company’s own data). FASB Statement No. 157 requires disclosures detailing the extent to which companies measure assets and liabilities at fair value, the methods and assumptions used to measure fair value and the effect of fair value measurements on earnings. In accordance with FASB Statement No. 157, the Company applied the following fair value hierarchy:

Level 1 — Assets or liabilities for which the identical item is traded on an active exchange, such as publicly traded instruments.

Level 2 — Assets and liabilities valued based on observable market data for similar instruments.

Level 3 — Assets or liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which are internally developed; and consider risk premiums that a market participant would require.

As of December 31, 2008, fuel collars were recorded at fair value using Level 2 inputs. The Company estimated the fair value of fuel collars to be $1.4 million as of December 31, 2008.

Restructuring Activities — Restructuring charges include employee severance and benefit costs, impairments of assets, and other costs associated with exit activities. The Company applies the provisions of FASB Statement No. 112, Employers’ Accounting for Postemployment Benefits, for severance benefits and accrues an obligation for severance benefits attributable to employees’ services already rendered when the payment of the benefits is probable and the amount of the benefits can be reasonably estimated. Impairment losses are based upon the estimated fair value, with fair value estimated based on existing market prices for similar assets. Other exit costs include contract termination costs, primarily related to equipment and facility lease obligations. During the period in which the Company ceases use of leased assets, the Company recognizes a liability for the fair value of the costs that will continue to be incurred under the lease for its remaining term without economic benefit to the Company, net of estimated sublease rentals. The Company has recorded $12.4 million for the early retirement of leased aircraft and a hangar as of December 31, 2008, as a component of other accrued liabilities and other noncurrent liabilities in the consolidated balance sheet. All leased aircraft and the hangar were in service as of December 31, 2007. At each reporting date, the Company evaluates the accruals for restructuring costs to ensure the accruals are still appropriate.

A liability related to exit or disposal activity costs may change subsequent to the date it is initially measured. These changes are measured using the credit-adjusted risk-free rate that was used in the initial measurement. The adjustment resulting from a change to either the timing or the amount of estimated cash flows is recognized as an adjustment to the liability in the period of the change. Changes due to the passage of time are recognized as an increase in the carrying amount of the liability as time passes.

Regional Carrier — Regional carrier expense includes the direct costs paid to Republic and SkyWest. Direct costs represent expenses that are based on specific rates for various operating expenses, such as crew expenses, maintenance and aircraft ownership, some of which are multiplied by specific operating statistics (e.g., block hours and departures) while others are fixed per month. Midwest has the right to exclusively operate and direct the operations of these aircraft and accordingly, the minimum future lease payments for these aircraft are included in the Company’s lease obligations (see Note 8, Leases).

New Accounting Pronouncements — In June 2006, FASB issued FIN No. 48. This interpretation clarifies the accounting for uncertainty of income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 prescribes recognition threshold and measurement principles for financial statement disclosure of tax positions taken or expected to be taken on a tax return. FIN No. 48 also provides guidance on derecognition classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company adopted FIN No. 48 as of the beginning of the 2007 fiscal year and the effect on the Company’s financial results as of the date of adoption was an increase in retained earnings and a reduction in reserves for uncertain tax positions of $0.9 million as of January 1, 2007.

In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), Business Combinations (“FASB Statement No. 141(R)”). FASB Statement No. 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, goodwill, and any noncontrolling interest in the acquiree. FASB Statement No. 141(R) will be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. Early adoption is not permitted. While the impact on the Company will depend on the facts of a particular business combination, FASB Statement No. 141(R) presents several significant changes from current accounting for business combinations, including accounting for contingent consideration, transaction costs, preacquisition contingencies, restructuring costs, and step acquisitions. The adoption of FASB Statement No. 141(R) will require adjustments to the valuation allowance for deferred income taxes to be recorded as an adjustment in the statement of operations for valuation allowances recorded at the acquisition. Previously, adjustments for these valuation allowances would be recorded as an adjustment to goodwill.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“FASB Statement No. 161”), to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The adoption of FASB Statement No. 161 on January 1, 2009, did not have a material impact on the consolidated financial statements.

In April 2008, FSP FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”), was issued. FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142. The adoption of FSP 142-3 on January 1, 2009, is not expected to have a material impact on the consolidated financial statements other than additional disclosure requirements.

In December 2008, FSP 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (“FSP 132(R)-1”), was issued. This FSP requires entities to disclose more information about pension asset valuations, investment allocation decisions, and major categories of plan assets. These disclosure requirements are effective for years ended after December 15, 2009. The Company is currently evaluating the impact of adopting FSP 132(R)-1 on the consolidated financial statements.

In April 2009, the FASB issued FSP 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP 157-4”), intended to provide application guidance and revise the disclosures regarding fair value measurements and impairments of securities. This FSP addresses the determination of fair values when there is no active market or where the price inputs represent distressed sales. FSP 157-4 reaffirms the view in FASB Statement No. 157 that the objective of fair value measurement is to reflect an asset’s sale price in an orderly transaction at the date of the financial statements. This pronouncement is effective for fiscal years ended after June 15, 2009. The Company does not expect the adoption of this pronouncement will have a material impact on the consolidated financial statements.

In May 2009, the FASB issued FASB Statement No. 165, Subsequent Events (“FASB Statement No. 165”). FASB Statement No. 165 provides guidance on management’s assessment of subsequent events. This statement clarifies that management must evaluate as of each reporting period, events, or transactions that occur after the balance sheet date through the date the financial statements are issued or are available to be issued. FASB Statement No. 165 is effective for annual and interim periods after June 15, 2009. The adoption of FASB Statement No. 165 is not expected to have a material impact on the consolidated financial statements.

4.	ACQUISITION

Effective January 31, 2008, Northwest and the TPG Entities through their collective interest in MAC acquired 100% of the outstanding publicly traded stock of the Predecessor at $17.00 per share with approximately 26.3 million shares outstanding and 1.8 million shares of restricted stock and options.

The purchase price was $455.7 million paid to stockholders. The purchase price was funded by $213.3 million in debt from Northwest and the TPG Entities and cash of $242.4 million.

A summary of the fair values assigned to the acquired net assets as of January 31, 2008, is as follows (in millions):

Current assets, excluding cash	$35.8
Property and equipment	89.9
Goodwill	238.6
Other intangible assets	258.3
Other	7.2

Total assets acquired	$629.8

Debt assumed	$(18.2)
Deferred income taxes	(62.8)
Other liabilities	(270.0)

Total liabilities assumed	(351.0)

Net assets acquired — net of cash acquired	$278.8

Cash acquired at closing consists of cash and cash equivalents and restricted cash of $142.3 million and $34.6 million, respectively. The goodwill and trade name are not deductible for income tax purposes.

5.	ASSET IMPAIRMENTS, GOODWILL, AND OTHER INTANGIBLE ASSETS

Asset Impairments — In accordance with FASB Statement No. 142 and FASB Statement No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (“FASB Statement No. 144”), the Company performed an impairment test of its goodwill, all intangible assets, and certain of its long-lived assets (principally aircraft and related spare engines and spare parts) due to events and changes in circumstances that indicated an impairment might have occurred due to the Company’s insufficient current and expected cash flows and the decision to exit the regional flight operations of Skyway.

Goodwill — Goodwill represents the purchase price in excess of the net amount assigned to identifiable assets acquired and liabilities assumed by the Company on January 31, 2008. FASB Statement No. 142 requires that goodwill be tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value.

During 2008, the Company performed step one of the two-step impairment test and compared the estimated fair value of its single reporting unit to its carrying value, including goodwill. Consistent with the Company’s policies and approach to annual impairment testing, the Company used the income approach to estimate fair value and also considered the market approach in its analysis. Under the income approach, the fair value of the Company is based on the present value of estimated future cash flows. The income approach is dependent on a number of significant management assumptions, including estimates of future capacity, passenger yield, traffic, fuel and other operating costs, and discount rates. The Company determined that the fair value of the Company was less than the carrying value of the net assets of the reporting unit, and accordingly, the Company performed step two of the impairment test.

In step two of the impairment test, the Company determined the implied fair value of the goodwill and compared it to the carrying value of the goodwill. The Company’s step two analysis resulted in $48.2 million implied fair value of goodwill, and therefore, the Company recognized an impairment charge of $190.4 million for the eleven-months ended December 31, 2008.

The following table reflects the change in the carrying amount of goodwill from January 31, 2008 through December 31, 2008, is as follows (in thousands):

Balance — January 31, 2008	$238,635
Impairment charge	(190,387)

Balance — December 31, 2008	$48,248

Other Intangible Assets — Intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. In connection with completing the Company’s goodwill impairment analysis in December 2008, the Company assessed the fair values of its trade name since it is not subject to amortization. Intangibles subject to amortization are reviewed in accordance with FASB Statement No. 144. These intangibles consist primarily of customer loyalty programs, business contracts, customer lists, and landing slots.

In the Company’s impairment assessment of other intangible assets, the fair value of the trade name was assessed using the relief from royalty method, a variation of the income approach. The cargo contracts, business passenger contracts, and customer loyalty program fair values were assessed using the income approach. As a result of these assessments, a total impairment of $162.2 million was recorded in the eleven-month period ended December 31, 2008, for intangible assets.

The other intangible assets as of January 31, 2008 and December 31, 2008, are as follows (in thousands):

		Balance at	Eleven-Months Ended		Balance at
	Amortization	January 31,	December 31, 2008		December 31,
	Period	2008	Amortization	Impairment	2008

Trade name	-	$157,183	$-	$(126,326)	$30,857
Customer loyalty program	6 years	50,558	(7,724)	(35,540)	7,294
Cargo contracts	9 years	25,053	(2,552)		22,501
Business passenger contracts	9 years	4,646	(473)		4,173
Other	2–10 years	408	(90)	(318)	-

		$237,848	$(10,839)	$(162,184)	$64,825

Future intangible asset amortization expense is expected to be approximately $6.7 million in 2009 and each subsequent year through 2013.

Landing slots are rights to take off and land at slot-controlled airports. At January 31, 2008, the Company’s landing slots consisted of Ronald Reagan National Airport located in Washington, D.C. (“DCA”) and New York-LaGuardia Airport (“LGA”) and are each subject to annual amortization of $1 million. The slots as of January 31, 2008 and December 31, 2008, are as follows (in thousands):

			Amortization
			for the Eleven-
		Balance at	Months Ended	Balance at
		January 31,	December 31,	December 31,
	Useful Life	2008	2008	2008

DCA	11 years	$10,730	$(894)	$9,836
LGA	10 years	10,217	(937)	9,280

		$20,947	$(1,831)	$19,116

Management assessed the fair value of landing slots in accordance with FASB Statement No. 144 and determined no impairment had occurred during 2008.

Other Long-Lived Assets — For purposes of testing impairment of other long-lived assets as of December 31, 2008 and 2007, the Company determined whether the carrying amount of its long-lived assets were recoverable by comparing the carrying amount to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value of the assets exceeded the expected cash flows, the Company estimated the fair value of these assets to determine whether an impairment existed. The Company grouped its aircraft by fleet type to perform this evaluation and used data and assumptions through December 31, 2008. The estimated undiscounted cash flows were dependent on a number of management assumptions, including estimates of future capacity, passenger yield, traffic, operating costs (including fuel prices), and other relevant assumptions. If estimates of fair value were required, fair value was estimated using the market approach. Asset appraisals, published aircraft pricing guides, and recent transactions for similar aircraft were considered by the Company in its market value determination. Based on the results of these tests, as of December 31, 2007, the Company recorded an impairment of $13.7 million, which was attributable to the Company’s fleet of Fairchild 328 jet’s (“FRJs”) and Beech 1900D turboprop aircraft and related spare parts. Based on the results of these tests as of December 31, 2008, the Company recorded an impairment of $9.3 million that was attributable to the Company’s fleet of FRJs and MD80 aircraft and related spare parts.

As a result of the impairment testing described above, the Company’s goodwill and certain of its indefinite-lived intangible assets and tangible assets were impaired to their respective fair values. In accordance with FSP 157-2, the Company has not applied FASB Statement No. 157 to the determination of the fair value of these assets. However, the provisions of FASB Statement No. 157 were applied to the determination of the fair value of financial assets and financial liabilities that were part of the FASB Statement No. 142 step two goodwill fair value determination.

The carrying value of the Company’s intangible assets or tangible long-lived assets as of December 31, 2008, may be impaired further in future periods as a result of factors, such as decreased demand for aircraft, decreases in revenues, fuel price volatility, and adverse economic conditions, among others.

6.	RELATED PARTIES

TPG Entities is the majority shareholder of MAP, owning 51.3% of the shares. In addition, as of December 31, 2008 (Successor), the Company has promissory notes totaling $229.3 million and secured debt of $24.8 million with the TPG Entities. Also, as described in Note 3, Restricted Cash, the Company has $5 million of restricted cash held in escrow with the TPG Entities.

Northwest is the secondary shareholder of MAP, owning 48.7% of the shares. Northwest also provided a letter of credit that reduced the credit card holdback by $10 million, as described in Note 9, Financing Agreements. On April 28, 2008, the Company entered into a synergy agreement with Northwest to source all aircraft fuel procurement for flights operated by Midwest. Total payments made to Northwest during the eleven-months ended December 31, 2008, were $135.8 million. Other costs for into-plane fueling and station support agreements at various stations totaled $1.5 million for the eleven-months ended December 31, 2008.

7.	PROPERTY AND EQUIPMENT

As of December 31, 2008 and 2007, property and equipment (excluding assets held for sale) consisted of the following (in thousands):

	Successor	Predecessor
	2008	2007

Flight equipment	$32,847	$199,898
Other equipment	7,724	18,166
Buildings and improvements	5,964	15,130
Office furniture and equipment	5,958	21,742
Construction in progress	2,209	2,586

Total property and equipment	54,702	257,522

Less accumulated depreciation	(8,372)	(120,160)

Property and equipment — net	$46,330	$137,362

During 2008 and 2007, the Company performed impairment analysis of its property and equipment (see Note 5, Asset Impairments, Goodwill, and Other Intangible Assets). The amounts shown above are net of any impairment charges.

Depreciation expense for the eleven-month period ended December 31, 2008 (Successor), one-month period ended January 31, 2008, and the years ended December 31, 2007 and 2006 (Predecessor), was $10,720, $1,278, $15,417, and $15,178, respectively.

In conjunction with 2007 strategic business review, management determined in December 2007 and the Company announced in January 2008 that it would exit the regional flight operations of its Skyway subsidiary and replace much of the flying utilizing SkyWest as a contract carrier providing service as Midwest Connect. As a result, the Company would sell or return to lessors 12 FRJ aircraft and four Beech 1900D turboprop aircraft. Many of the flights provided by Skyway are flown by SkyWest as a contract carrier providing service as Midwest Connect. The Company’s strategic review determined that the current economic environment did not provide the potential to deliver an acceptable long-term return on the investment in these aircraft. The Company stopped operating these aircraft in June 2008. During 2008, the Company sold three of the FRJs for a loss of $3.1 million, which is reflected in the consolidated statement of operations as other operating expense and removed from operations the remaining nine FRJs. The Company also returned two of the four Beech 1900D turboprop aircraft to the lessor during 2008 and subleased the remaining two until their lease expiration in January 2009. These two subleased aircraft were returned to the lessor in February 2009.

During 2008, the Company announced that it would be removing 13 MD80 aircraft from active service. During 2008, the Company sold one MD80, returned two to lessors, and grounded the remaining 10 aircraft. Five of the MD80s are planned to be returned to the lessor and five of the aircraft are classified as held for sale. During 2009, two additional MD80s were returned to the lessor.

During 2008, the Company returned 16 of the 25 Boeing 717 aircraft to the lessor. The remaining nine aircraft are expected to be returned by early 2010 (see Note 16, Subsequent Events).

Assets Held for Sale — Assets held for sale as of December 31, 2008, are as follows (in thousands):

Successor
Balance
December 31, 2008

FRJs — four owned aircraft	$6,800
MD80s — five owned aircraft	6,800
Flight equipment	8,358

$21,958

8.	LEASES

The Company leases aircraft, terminal space, office space, and maintenance facilities. Future minimum lease payments required under operating leases having initial or remaining noncancelable lease terms in excess of one year as of December 31, 2008, were as follows (in thousands):

Years Ending	Regional
December 31	Carriers	Other	Total

2009	$38,208	$8,449	$46,657
2010	30,608	6,762	37,370
2011	24,528	3,341	27,869
2012	24,528	3,341	27,869
2013	24,528	3,360	27,888
Thereafter	116,508	31,238	147,746

As a result of the Company’s deteriorating financial condition, scheduled rent payments on several aircraft were either discontinued or modified after negotiations with the respective lessors. The table above excludes aircraft that have been removed from operations as these payments have been accrued in the consolidated balance sheets net of expected sublease income in accordance with FASB Statement No. 146. The table also excludes the nine Boeing 717 jet aircraft that were operating as of December 31, 2008, which are being returned to their lessor. Negotiations continued into 2009 as the Company pursued lease restructurings with several lessors. See Note 16, Subsequent Events, for more information on these leases.

Midwest received credit memos from certain suppliers associated with the delivery of each Boeing 717 aircraft to be used for the acquisition of aircraft spare parts and maintenance tooling, employee training, flight simulator rental, aircraft lease payments, and engine maintenance agreements. There are no unused credit memos remaining as of December 31, 2008. The Company has used the credit memos as needed to pay for applicable services.

As of December 31, 2008, Skyway’s two remaining turboprop aircraft were financed under operating leases with an initial lease term of 12 years and expiration dates in January 2009. The aircraft were returned to the lessor during 2009, with disputes relating to holdover rents and return condition deficiencies resolved shortly thereafter (see Note 16, Subsequent Events).

As of December 31, 2008, five of Skyway’s FRJs were financed under operating leases with an initial lease term of 16.5 years expiring in 2016. These leases permit renewal for various periods at rates approximating fair market value and purchase options at or near the end of the lease term at fair market value. Lease payments on these aircraft were discontinued during 2008. Negotiations ensued with the lessor and continued into 2009.

During 2001, the Company completed a $6.3 million financing of a new maintenance facility for Midwest Connect operations located at General Mitchell International Airport. Occupancy of the new maintenance facility began in February 2002. The facility is financed by 32-year, tax-exempt, variable-rate demand industrial development revenue bonds issued by the city of Milwaukee. To ensure the tax-exempt status, Milwaukee County is the owner of the facility and guarantor of principal and interest payments. Interest payments made to bondholders and amortization of principal are recorded as rent expense. Concurrent with the discontinuation of Skyway’s flight operations, this facility was not used for the maintenance of aircraft. Effective May 1, 2009, the facility was subleased for one year.

During 1998, Midwest moved into a newly constructed maintenance facility that is owned by Milwaukee County and located at General Mitchell International Airport. To finance the $7.9 million project, the city of Milwaukee issued variable-rate demand industrial development revenue bonds. The Company’s variable rent payments are based on the current interest rate of the city of Milwaukee’s outstanding tax-exempt bonds over the 32-year lease term. Milwaukee County is the owner and guarantor of principal and interest payments.

The initial lease term for the headquarters is 15 years with options to renew the lease for four successive five-year periods at fair market value lease rates. Monthly payments increase by approximately 5.6% for years 6 to 10 and another 7.0% for years 11 to 15; however, the payments are recorded on the straight line basis over the life of the lease.

Rent expense for all operating leases, excluding landing fees, was $71.3 million, $7.1 million, $85.8 million, and $84.8 million for the eleven-month period ended December 31, 2008, one-month period ended January 31, 2008, and the years ended December 31 2007 and 2006, respectively.

9.	FINANCING AGREEMENTS

Credit Card Holdback — The Company has agreements with organizations that process credit card transactions arising from purchases of air travel tickets by customers of the Company. Credit card processors have financial risk associated with tickets purchased for travel because the processor generally forwards the cash related to the purchase to the Company soon after the purchase is completed, the air travel generally occurs after that time, and the processor would have liability if the Company does not ultimately deliver the travel. The organization that processes MasterCard/Visa transactions allows the credit card processor to create and maintain a reserve account that is funded by retaining cash that it otherwise would deliver to the Company (i.e., “restricted cash”). During 2007, the Company and the processor entered into an amended agreement that allows the processor to change the holdback percentage based on the Company’s performance against certain financial criteria. During 2008, the agreement was amended to extend the expiration date to July 2009 and incorporate a letter of credit from Northwest Airlines that reduced the cash holdback by $10 million. When considering the Northwest Airlines letter of credit, the total holdback requirement as of December 31, 2008, was 100% of the processor’s risk exposure. The letter of credit expired in July 2009 and increased to a 100% holdback. The Company also has an agreement with American Express for processing purchases made through the use of an American Express credit card. As of December 31, 2008, the credit card processor had 100% holdback under this agreement.

Aircraft — Three FRJs were originally financed for a 32-month period beginning in 2001 at fixed rates of interest ranging from 5.58% to 5.92% for the first 26 to 28 months. The interest rates revert to a variable rate for the last few months of the financing agreement. The loans were scheduled to come due in August and November 2003 and January 2004, respectively. As part of the aircraft lease and loan restructuring that occurred in third quarter of 2003, the loans were extended to July 2013 at a fixed rate of interest of 4.0%. The Company was in default and has classified the debt that totaled $18.3 million as current as of December 31, 2008. Negotiations with the lender representing these aircraft were included in the restructuring effort and continued into 2009 (see Note 16, Subsequent Events).

Debt — On January 31, 2008, the Company issued a junior promissory note for $200 million to MAP, which bears interest at 8% annually. Interest is payable quarterly in arrears. If the interest remains unpaid, it will be added to the outstanding principal balance and interest is calculated on the new balance. During the eleven-month period ended December 31, 2008, interest of approximately $14.6 million was not paid and is included in the principal balance. The outstanding principal balance is due on January 31, 2018, subject to certain acceleration clauses as defined in the agreement. As of December 31, 2008, the debt totaling $214.6 million has been classified as current due to the default on other outstanding debt (see Note 16, Subsequent Events).

On January 31, 2008, the Company issued three senior promissory notes for a total of $13.3 million to three affiliates of TPG Capital, Inc., which bear interest at 10% annually. Interest is payable quarterly in arrears. If the interest payments remain unpaid, they will be added to the outstanding principal balance. During the eleven-month period ended December 31, 2008, interest of approximately $1.4 million was not paid and included in the principal balance. The outstanding principal balance is due on January 30, 2013, subject to certain acceleration clauses as defined in the agreements. As of December 31, 2008, the debt totaling $14.7 million has been classified as current due to the default on other outstanding debt (see Note 16, Subsequent Events).

In October 2008, the Company amended the Airline Service Agreement (“ASA”) with SkyWest. The amendment resulted in reduced costs and called for the return of nine Bombardier CRJ-200 aircraft (“CRJs”), leaving 12 CRJs in the ASA. The amendment also called for a promissory note for $9.3 million with a 12% interest rate and a March 2010 maturity date. This note was cancelled on June 3, 2009, as part of another amendment to the ASA (see Note 16, Subsequent Events).

Additional investments from the TPG Entities and Republic during 2008 resulted in an increase in the Company’s debt during 2008. The debt was secured by all unencumbered assets of the Company. Each company invested $25 million during 2008, requiring monthly interest payments based on a 10.25% annual rate. Interest payments totaled $1.5 million during 2008. There was no set amortization for these loans, but the principal balance declined during the period based on permitted sales of assets by the Company and is due in full in October 2009. As of December 31, 2008, the total borrowings were $49.6 million due to the TPG Entities and Republic.

10.	SHAREHOLDERS’ (DEFICIT) EQUITY

As of December 31, 2008, the authorized stock of the Successor consisted of 1 billion shares of common stock, par value $0.01 per share.

As of December 31, 2007, the authorized stock of the Predecessor consisted of 50,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, without par value.

Changes in common shares are summarized as follows (in thousands):

	Successor	Predecessor
	Period From	Period From
	January 31 to	January 1 to	Year Ended
	December 31,	January 31,	December 31,
	2008	2008	2007

Beginning share balance	242,467	26,345	20,490
Additional shares issued	800
Shares delivered under share-based compensation plans			849
Convertible debt			4,328
Warrants			678

Ending share balance	243,267	26,345	26,345

The Company was party to a rights agreement that expired by its terms on February 13, 2006. On February 15, 2006, the Board of Directors adopted a new rights agreement and declared a dividend of one Preferred Share Purchase Right (the “Right”) on each outstanding share of the Company’s Common Stock (“Common Stock”) that was distributed to each shareholder of record of the Common Stock on February 16, 2006. The Rights are exercisable only if a person or entity acquires 15% or more of the Common Stock of the Company or announces a tender offer for 15% or more of the Common Stock. Each Right initially entitles its holder to purchase one one-hundredth of a share of the Company’s Series A preferred stock at an exercise price of $21.00, subject to adjustment. If a person or entity acquires 15% or more of the Common Stock, then each Right will entitle the holder to purchase, at the Right’s then-current exercise price, Common Stock valued at twice the exercise price. The Board of Directors is also authorized to reduce the 15% threshold to not less than 10%. The Rights were scheduled to expire in 2016. In connection with the acquisition, the Rights were terminated.

In connection with restructuring agreements in 2003 with the aircraft lessors and lenders, the Company issued warrants to certain lessors and lenders that gave the holders the right to purchase in the aggregate 1,571,467 shares of the Common Stock at an exercise price per share of $4.72. The weighted-average fair value of the warrants at the grant date was $2.89. The warrants were settled in connection with the acquisition for consideration of $1.3 million.

As of December 31, 2008 and 2007, all of the accumulated other comprehensive income represents the pension and other postretirement liabilities for the employee benefit plans.

11.	SHARE-BASED COMPENSATION

The Predecessor had certain compensation plans which provided for the granting of stock options and other share-based payments to various officers, directors, and other employees of the Company at prices not less than 100% of the fair market value of the stock, determined by the closing price on the date of grant except for stock options issued to employees under collective bargaining agreements. Options and restricted stock awards granted under those plans generally vested over a three-year period from the date of issuance at varying rates or immediately upon a change in control. In connection with the acquisition, all outstanding options were converted into the right to receive cash resulting in a payout of approximately $21.6 million, which was included in purchase consideration. Following is a summary of the Predecessor stock options plans.

All outstanding Predecessor shares at January 31, 2008 were repurchased in connection with the January 31, 2008 acquisition and 242,467 Successor shares were issued.

Under the Company’s 2003 All-Employee Stock Option Plan, the Compensation Committee of the Board of Directors may grant options, at its discretion, to certain nonrepresented employees and each union may grant options, at its discretion, to certain represented employees to purchase shares of Common Stock. An aggregate of 1,551,741 shares of Common Stock were reserved for issuance under the plan, of which no shares were available for future grants as of December 31, 2008. Granted options for nonrepresented employees become exercisable at the rate of 33-1/3% immediately upon the date of grant, 33-1/3% after the first year, and the remaining 33-1/3% after the second year. Options for represented employees became exercisable in varying increments as determined by each union, such that no more than 33-1/3% of the options allocated to a represented group become exercisable immediately upon the date of grant. On each anniversary of the plan’s effective date, any options that were forfeited by a represented employee without being exercised were regranted at the original grant price to other represented employees.

Under the Company’s 2005 Equity Incentive Plan, the Compensation Committee of the Board of Directors may grant restricted stock and options, at its discretion, to certain employees to purchase shares of Common Stock. An aggregate of 1,000,000 shares of Common Stock was reserved for issuance under the Plan, of which no shares are available for future grants at January 31, 2008. Under the Plan, options granted had an exercise price equal to 100% of the fair market value of the underlying stock at the date of grant. Granted options became exercisable at the rate of 33-1/3% upon the first anniversary of the date of grant, an additional 33-1/3% upon the second anniversary of the date of grant, and the remaining 33-1/3% upon the third anniversary of the date of grant, unless otherwise determined, and had a maximum term of 10 years.

The fair value of restricted stock awards for the Predecessor was determined based on the number of shares granted and the quoted price of the Common Stock at the grant date. Such fair values are recognized as compensation expense over the requisite service period, net of estimated forfeitures, using the accrual method of expenses recognition under FASB Statement No. 123(R), Share-Based Payment.

The Predecessor estimated the fair value of its options awards using the Black-Scholes option-pricing model. Expected volatilities were based on historical volatility of the Amex Airline Index. The Predecessor used historical data to estimate option exercises and employee terminations within the valuation model. The expected term of the option was derived from historical exercise experience and represents the period of time the Predecessor expected options granted to be outstanding. The risk-free rates for the periods within the expected life of the option are based on the U.S. Treasury yield curve in effect at the time of the grant. Option valuation models require the input of subjective assumptions, including the expected volatility and lives. Actual values of grants could vary significantly from the results of the calculations. The weighted-average fair value of options granted was $8.57 and $3.51 for the years ended December 31, 2007 and 2006 (Predecessor), respectively. The assumptions used to value stock option grants for the years ended December 31, 2007 and 2006, were as follows:

	2007	2006

Expected volatility	65.1%	62.2%
Risk-free interest rate	4.7%	4.8%
Forfeiture rate	2.3%	1.3%
Dividend rate	0%	0%
Expected life in years	4.6	7.3

Compensation cost for options granted is recognized over the vesting period of the options. The Predecessor recognized stock-based compensation expense of $0.8 million and $0.8 million for the stock options and $0.4 million and $0.2 million for restricted stock which has been recorded in salaries, wages, and benefits in the consolidated statements of operations for the years ended December 31, 2007 and 2006, respectively.

The total intrinsic value of options exercised in the one-month ended January 31, 2008, and the years ended December 31, 2007 and 2006, was $0.1 million, $7.3 million, and $3.0 million, respectively. Cash received from option exercises during the one-month ended January 31, 2008, was $0.1 million.

Transactions with respect to the Predecessor plans are summarized as follows:

	Exercise Price Less		Exercise Price at		Exercise Price Greater
	Than Market Price		Market Price		Than Market Price
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Shares	Price	Shares	Price	Shares	Price

Options outstanding — December 31, 2005	982,877	$2.89	1,979,517	$15.32	330,147	$2.89

Granted	13,426	2.89	327,950	5.18
Exercised	(304,019)	2.89	(132,428)	3.64	(102,651)	2.89
Forfeited	(25,655)	2.89	(124,135)	13.64	(4,262)	2.89

Options outstanding — December 31, 2006	666,629	2.89	2,050,904	14.53	223,234	2.89

Granted	151	2.89	266,947	13.84
Exercised	(434,114)	2.89	(84,820)	6.93	(172,389)	2.89
Forfeited	(16,073)	2.89	(218,930)	15.84	(31)	2.89

Options outstanding — December 31, 2007	216,593	2.89	2,014,101	14.61	50,814	2.89

Exercised	(3,162)	2.89			(982)	2.89
Forfeited	(31)	2.89	(919,431)	23.77	(1)	2.89
Converted into the right to receive cash	(213,400)	2.89	(1,094,670)	6.83	(49,831)	2.89

Options outstanding — January 31, 2008	-		-		-

Options exercisable with their weighted-average exercise price as of December 31, 2007 and 2006, for options where the exercise price was equal to the market price on the date of grant were 1,490,396 options at $16.50 and 1,538,896 options at $17.87, respectively.

Options exercisable with their weighted-average exercise price as of December 31, 2007 and 2006, for options where the exercise price was less than the market price on the date of grant were 216,593 options at $2.89 and 666,629 options at $2.89, respectively.

Options exercisable with their weighted-average exercise price as of December 31, 2007 and 2006, for options where the exercise price was higher than the market price on the date of grant were 50,814 options at $2.89 and 223,234 options at $2.89, respectively.

The information concerning non-vested options as of January 31, 2008, is as follows:

		Weighted-
		Average
	Non-vested	Grant Date
	Options	Fair Value

Total non-vested options as of January 1, 2008	523,705	$9.40
Grants vested in January 2008	(520,971)	9.39
Forfeited, non-vested shares	(2,734)	11.43

Total non-vested options as of January 31, 2008	-

Vesting for all outstanding option grants and restricted stock is based only on continued service as an employee of the Company or upon death or total and permanent disability. The stock options and restricted stock awards provide for accelerated vesting if there is a change in control and generally vest upon retirement. All of the Company’s outstanding stock options and restricted stock awards are classified as equity instruments. The Company generally uses either treasury stock or will issue new Common Stock to satisfy stock option exercises.

		Weighted-
		Average
		Grant Date
Restricted Stock	Shares	Fair Value

Outstanding — January 1, 2008	417,153	$7.11
Granted
Forfeited or expired
Converted into the right to receive cash	(417,153)	7.11

Outstanding — January 31, 2008	-

Restricted stock awards vested on the third anniversary of the date of grant. In connection with the January 2008 acquisition, all restricted shares and options were settled on January 31, 2008.

On January 31, 2008, the Successor approved the Company’s 2008 Incentive Plan. Under the 2008 Incentive Plan, the Compensation Committee of the Board of Directors may grant restricted stock and options, at its discretion, to certain employees to purchase shares of Common Stock. An aggregate of 15,343,000 shares of Common Stock was reserved for issuance under this plan. Under the plan, options granted had an exercise price equal to 100% of the fair market value of the underlying stock at the date of grant. Granted options vest and become exercisable at the rate of 20% of the shares on January 31 in each of calendar years 2009, 2010, 2011, 2012, and 2013, and have a maximum term of seven years.

The Successor has estimated the fair value of the stock option awards granted using the Black-Scholes option-pricing model. The following assumptions were used to value the stock options grants:

Expected volatility	48.9%
Risk-free interest rate	2.4%
Forfeiture rate	22.7%
Dividend rate	0%
Expected life in years	5.3

Expected volatilities were based on historical volatility of the Amex Airline Industry Index. The Successor uses historical data to estimate option exercises within the valuation model. The expected term of the option was derived from historical exercise experience and represented the period of time the Successor expected options granted to be outstanding. The risk-free rates for the periods within the expected life of the option are based on the U.S. Treasury yield curve in effect at the time of the grant. The forfeiture rate was determined based on historical experience adjusted for known trends. The forfeiture rate will be revised in subsequent periods if actual forfeitures differ from the estimates. Option valuation models require the input of subjective assumptions, including the expected volatility and lives. Actual values of grants could vary significantly from the results of the calculation. The weighted-average fair value of options granted was $0.46 for the eleven-months ended December 31, 2008.

Compensation cost for options granted is recognized over the vesting period of the options. The Successor recognized stock-based compensation expense of $0.7 million for stock options which has been recorded in salaries, wages, and benefits in the consolidated statement of operations for the eleven-months ended December 31, 2008.

As of December 31, 2008, there was $1.6 million of total unrecognized compensation cost related to stock options. This cost is expected to be recognized over a weighted-average period of 4.0 years.

Excess tax benefits result from tax deductions in excess of the compensation cost recognized for those options. The consolidated statement of cash flows for the year ended December 31, 2008, did not include any tax benefits related to stock options since the Company did not have taxable income.

A rollforward of option activity for the eleven-months ended December 31, 2008, is as follows:

Granted (not yet vested)	6,325,000
Forfeited (non-vested shares)	(500,000)

Options outstanding — December 31, 2008	5,825,000

There were 5,825,000 options outstanding as of December 31, 2008, with a weighted-average remaining contractual life of six years and a weighted-average exercise price of $1.00.

No options are exercisable as of December 31, 2008. There are 1,165,000 options expected to vest in 2009 at a weighted-average exercise price of $1.00.

On January 31, 2008, the Successor approved the 2008 Restricted Profits Interest Unit Incentive Plan to provide additional incentive to selected employees and directors of the Successor. The plan includes Class A Profits Interest Units and Class B Profits Interest Units. Class A Profits Interest Units vest 25% on the second anniversary of the grant date and 25% on each of the following three anniversaries. Class B Profits Interest Units can be Performance Based or Service Based. Service-Based Class B Profits Interest Units vest ratably over five years. Performance-Based Class B Profits Interest Units vest ratably over five years on March 31st beginning with the first anniversary after the performance criteria are met. The performance criteria for each year is based on the annual Earnings Before Interest, Taxes, Depreciation, Amortization and Restructuring (“EBITDAR”) goal as defined in the agreement. The maximum number of Class A Profits Interest Units that can be issued under the plan is 3,571,500 and the maximum number of Class B Profits Interest Units that can be issued under the plan is 7,143,000. Profits Interest Units that are forfeited, canceled, exchanged, repurchased, surrendered, terminated, or expired are available again for grant. Profits Interest Units expire 10 years from the date of grant.

During the eleven-months ended December 31, 2008, the Successor issued 2.9 million Class A Profits Interest Units, 2.9 million Class B Performance-Based Profits Interest Units, and 2.9 million Class B Service-Based Profits Interest Units. The Successor did not meet the performance criteria during the eleven-months ended December 31, 2008, therefore, the Class B Performance-Based Profits Interest Units did not vest and no corresponding expense was recorded. The fair value of the Class A Profits Interest Units is $0.46 and the fair value of the Class B Service-Based Profits Interest Units is $0.46. The fair value was determined using the Black-Scholes option-pricing model and the same assumptions as those used for the stock option grants. Option valuation models require the input of subjective assumptions, including the expected volatility and lives. Actual values of grants could vary significantly from the results of the calculations.

During the eleven-months ended December 31, 2008, the Successor recorded $0.3 million of expense related to the Class A Profits Interest Units which is recorded in salaries, wages, and benefits in the consolidated statement of operations. As of December 31, 2008, there was $1.4 million of total unrecognized compensation cost related to the Profits Interest Units, which is expected to be recognized over a weighted-average period of four years.

Following is a summary of the activity associated with the Profits Interest Units:

		Class B
		Performance-	Class B Service-
	Class A Profits	Based Profits	Based Profits
	Interest Units	Interest Units	Interest Units

Granted (not yet vested)	2,931,668	2,856,667	2,856,667
Forfeited (not yet vested)	(1,375,000)	(1,300,000)	(1,300,000)
Cancelled (not yet vested)		(1,556,667)

Profits interest units outstanding	1,556,668	-	1,556,667

12.	INCOME TAXES

The income tax provision (benefit) credit for the Successor’s eleven-month period ended December 31, 2008 (Successor), and the Predecessor’s one-month period ended January 31, 2008, and the years ended December 31, 2007 and 2006 (Predecessor), consisted of the following (in thousands):

	Successor	Predecessor
	Eleven
	Months	One Month
	Ended	Ended	Years Ended
	December 31,	January 31,	December 31,
	2008	2008	2007	2006

Current (credit) provision:
Federal	$(402)	$-	$-	$(403)
State

Total current	(402)	-	-	(403)

Deferred (credit) provision:
Federal	(44,214)	279
State	(6,316)

Total deferred	(50,530)	279	-	-

Income tax (benefit) provision	$(50,932)	$279	$-	$(403)

A reconciliation of income taxes at the U.S. federal statutory tax rate to the effective tax rate is as follows:

Tax at statutory U.S. tax rates	(35)%	(35)%	(35)%	35%
State income taxes — net of federal benefit	(5)	(5)	(19)
Reversal of tax contingency				(14)
Goodwill impairment	12
Alternative minimum tax				6
Valuation allowance	19	41	54	(35)

Effective tax rate	(9)%	1%	-%	(8)%

Deferred tax assets and liabilities resulting from temporary differences consist of the following as of December 31 (in thousands):

	(Successor)	(Predecessor)
	2008	2007
Current deferred income tax assets (liabilities) attributable to:
Frequent flyer	$6,000	$2,038
Accrued liabilities	5,163	3,110
Valuation allowance	(10,280)
Other	1,762	483
Net current deferred tax assets	$2,645	$5,631

Non-current deferred income tax (liabilities) assets attributable to:
Excess book basis over tax basis of property	$(29,398)	$(40,476)
Frequent flyer	17,962	2,425
Pension liability	3,967	10,751
Deferred revenue — new aircraft program	236	20,487
Federal net operating losses	110,838	51,531
State net operating losses	19,588	14,549
AMT carryforwards	2,018	2,318
Indefinite-lived intangible assets	(12,343)
Valuation allowance	(130,439)	(71,523)
Other	2,583	4,586
Net non-current deferred tax liabilities	$(14,988)	$(5,352)

As of December 31, 2008, the Company has tax-effected state net operating losses of $19.6 million that will expire beginning in 2009 through 2027. The Company has recorded a valuation allowance for all state net operating losses as of December 31, 2008. The Company has recorded tax-effected federal net operating losses of $110.8 million, which will begin to expire in 2023. The Company has recorded a valuation allowance for all federal net operating losses as of December 31, 2008. The Company has not recorded an income tax benefit on federal and state net operating losses generated on the accumulated losses since 2004.

In connection with the Company’s initial public offering in 1995 (the “Offering”), the Company, Midwest, Midwest Connect, and Kimberly-Clark entered into a Tax Allocation and Separation Agreement (“Tax Agreement”). Pursuant to the Tax Agreement, the Company is treated for tax purposes as if it purchased all of Midwest’s assets at the time of the Offering, and as a result, the tax bases of Midwest’s assets were increased to the deemed purchase price of the assets. The tax on the amount of the gain on the deemed asset purchase was paid by Kimberly-Clark. This additional basis is expected to result in increased income tax deductions and, accordingly, may reduce income taxes otherwise payable by the Company. Pursuant to the Tax Agreement, the Company will pay to Kimberly-Clark 90% of the amount of the tax benefit associated with this additional basis (retaining 10% of the tax benefit), as realized on a quarterly basis, calculated by comparing the Company’s actual taxes to the taxes that it would have owed had the increase in basis not occurred. In the event of certain business combinations or other acquisitions involving the Company, tax benefit amounts thereafter will not take into account, under certain circumstances, income, losses, credits, or carryovers of businesses other than those historically conducted by Midwest or the Company. Except for the 10% benefit, the effect of the Tax Agreement is to put the Company in the same financial position it would have been in had there been no increase in the tax bases of Midwest’s assets. There have been no tax-related payments to Kimberly-Clark in 2008, 2007, or 2006.

Upon adoption of FIN No. 48, the interpretation clarifies the accounting for uncertainty of income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109. FIN No. 48 prescribes recognition threshold and measurement principles for financial statement disclosure of tax positions taken or expected to be taken on a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Management has an obligation under FASB Statement No. 109 to review, at least annually, the components of its deferred tax assets. This review is to ascertain that, based upon the information available at the time of the preparation of financial statements, it is more likely than not that the Company expects to utilize these future deductions and credits. In the event that management determines that it is more likely than not these future deductions, or credits, will not be utilized, a valuation allowance is recorded, reducing the deferred tax asset to the amount expected to be realized.

Management’s analysis for 2008 determined that a valuation allowance of $139.1 million is necessary as of December 31, 2008, for net deferred tax assets. This decision is based upon many factors, both quantitative and qualitative, such as (1) substantial current year losses, (2) significant unutilized operating loss and credit carryforwards, (3) limited cash refund carryback opportunities, (4) uncertain future operating profitability, and (5) substantial organization and operating restructuring. The Company also considered the effect of U.S. Internal Revenue Code (“Code”) Section 382 on its ability to utilize existing net operating loss and tax credit carryforwards. Section 382 imposes limits on the amount of tax attributes that can be utilized where there has been an ownership change as defined under the Code. The Company experienced an ownership change on January 31, 2008, and determined a majority of its U.S. and state net operating loss and credit carryforwards will be subject to future limitation. While application of Section 382 is complex and continues to be fully evaluated with respect to the January 31, 2008, ownership change, the valuation allowance established as of December 31, 2008, is considered necessary to reduce the Company’s deferred tax assets to the amount expected to be realized, based upon all available information at such time.

Effective January 1, 2007, the Company adopted FIN No. 48. FIN No. 48 allows transition accounting for the cumulative effect of adopting the provision as an adjustment to beginning retained earnings. The Predecessor recorded a $0.9 million decrease to reserves for uncertain tax positions and a corresponding increase to retained earnings as of January 1, 2007. This adjustment reflects the net difference between related balance sheet accounts before applying FIN No. 48 and as measured pursuant to FIN No. 48’s provisions. The Company’s unrecognized tax benefit was $0.2 million as of December 31, 2008 and 2007, and January 1, 2007. No changes in the balance have occurred during the years ended December 31, 2008 and 2007. The Company does not anticipate a significant change to the total amount of unrecognized tax benefits within the next 12 months.

The Company files income tax returns in the U.S. and various states. The Company is not currently under federal or state examination. Tax years subsequent to 2002 remain open to examination by the major tax jurisdictions to which the Company is subject.

13.	COMMITMENTS AND CONTINGENCIES

In February 1997, Midwest agreed to pay $9.25 million over 15 years for the naming rights to the Midwest Airlines Center, an 800,000-square-foot convention center in Milwaukee that opened in July 1998. As of December 31, 2008, the Company had remaining payments on this commitment of $3.1 million.

The Company received a prepayment in December 2007 from a frequent flyer program partner. The prepayment program includes financial covenants that, if violated, could allow for termination of the program and repayment of any unearned portion of the prepayment. The prepayment was included in unearned revenue in the December 31, 2007, consolidated balance sheet and was fully earned in 2008.

Pursuant to a letter agreement dated December 22, 2006 (the “Letter Agreement”), the Company had retained a financial advisor with respect to the Air Tran Holdings, Inc., exchange offer, and certain other possible transactions. The Company agreed to pay a fee equal to 1.25% of the aggregate consideration paid in such transaction or transactions. The Company also agreed to reimburse the financial advisor periodically for its reasonable expenses, including the fees and disbursements of its attorneys arising in connection with any matter referred to in the Letter Agreement. In addition, the Company has agreed to indemnify the financial advisor against certain liabilities, including liabilities under federal securities laws. The acquisition of the Company by MAP was completed and closed on January 31, 2008, and the related transaction fee was paid as described above and recorded as acquisition costs in the consolidated statements of operations.

In December 2006, the Company entered into an agreement with SkyWest to operate 50-seat regional jet service which began in April 2007. SkyWest will operate a minimum of 15 and up to 25 Canadair regional jets for the Company during the five-year term agreement. Flying as Midwest Connect, the SkyWest jets allowed the Company to add new destinations, increase frequency on existing routes, and upgrade regional routes to all-jet service. All contract-related costs are included in the regional carrier line item of the accompanying consolidated statement of operations. All other operating costs, including fuel, are included in the applicable line items in the consolidated statement of operations. See Note 16, Subsequent Events, for discussion of amendment to the agreement.

On September 3, 2008, the Company entered into a 10-year Airline Service Agreement (“ASA”) with Republic to operate 12 Embraer E170 jets. Under this agreement, Republic provides commercial regional air transportation services, along with all crew (flight and cabin), doing business as Midwest Connect. Midwest remains responsible for the scheduling of flight routes, marketing, establishing all passenger fares, and providing the fuel and in-flight food and supplies. Total payments made to Republic for the eleven-months ended December 31, 2008, were $12.2 million and include various pass-through charges, including fuel and oil, catering, landing feeds, deicing, security, and other maintenance and property costs. In addition, the Company has issued to Republic secured notes totaling $25 million.

The Company is party to routine litigation incidental to its business. Management believes that none of this litigation is likely to have a material adverse effect on the Company’s consolidated financial statements.

14.	RETIREMENT AND BENEFIT PLANS

The Company adopted FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“FASB Statement No. 158”), as of December 31, 2006, that requires recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under FASB Statement No. 158, gains and losses, prior service costs and credits, and any remaining transition amounts under FASB Statement No. 87 and FASB Statement No. 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax.

The Company uses an annual December 31 measurement date for purposes of calculations of plan assets and obligations and all other related measurements.

Upon the Acquisition Date, the Company completed a remeasurement of its pension and other postretirement plan liabilities. Additionally, employee layoffs, furloughs, and other workforce reductions led to plan curtailments on August 1, 2008, and December 31, 2008. The curtailment gains recognized in the eleven-months ended December 31, 2008, are included in the discussion and tables below.

Qualified Defined Benefit Plan — Midwest has one qualified defined benefit plan, the Pilots’ Supplemental Pension Plan. This plan provides retirement benefits to Midwest pilots covered by their collective bargaining agreement.

Nonqualified Defined Benefit Plans — Nonqualified defined benefit plans consist of an Executive Supplemental Plan and a Pilots’ Nonqualified Supplemental Pension Plan.

The Executive Supplemental Plan provides annuity benefits for salary in excess of Internal Revenue Service (“IRS”) salary limits that could not be applied in the qualified Salaried Employees’ Retirement Plan. The Salaried Employees’ Plan was terminated as of March 31, 2000. Benefits under the Executive Supplemental Plan and the Salaried Employees’ Plan were paid in full on January 31, 2008, and the Company has no further duties or rights with respect to these plans.

The other Midwest nonqualified defined benefit plan is the Pilots’ Nonqualified Supplemental Pension Plan. This plan provides Midwest pilots with annuity benefits for salary in excess of IRS salary limits that cannot be covered by the qualified Pilots’ Supplemental Pension Plan.

The following table sets forth the status of the plans as of December 31 (in thousands):

	Midwest Qualified Defined-Benefit Plan			Midwest Nonqualified Defined-Benefit Plans
	Successor	Predecessor		Successor	Predecessor
	Period From	Period From		Period From
	February 1,	January 1,		February 1,	One-Month
	2008 to	2008 to	Year Ended	2008 to	Ended	Year Ended
	December 31,	January 31,	December 31,	December 31,	January 31,	December 31,
Change in Projected Benefit Obligation	2008	2008	2007	2008	2008	2007

Net benefit obligation — beginning of period	$21,054	$20,838	$24,252	$116	$1,753	$1,762
Service cost	897	111	1,587	4		3
Interest cost	1,165	118	1,543	8	10	105
Actuarial (gain) loss	(6,444)	3	(6,383)	(64)		(117)
Gross benefits paid	(218)	(16)	(161)
Curtailments	(7,794)			48	321
Settlements					(1,968)

Net projected obligation — end of period	$8,660	$21,054	$20,838	$112	$116	$1,753

	Midwest Qualified Defined-Benefit Plan			Midwest Nonqualified Defined-Benefit Plans
	Successor	Predecessor		Successor	Predecessor
	Period From	Period From		Period From
	February 1,	January 1,		February 1,	One-Month
	2008 to	2008 to	Year Ended	2008 to	Ended	Year Ended
	December 31,	January 31,	December 31,	December 31,	January 31,	December 31,
Change in Plan Assets	2008	2008	2007	2008	2008	2007

Fair value of assets — beginning of period	$9,605	$10,206	$7,630	$-	$-	$-
Actual return on plan assets	(2,851)	(585)	688
Employer contributions	1,050		2,049
Gross benefits paid	(218)	(16)	(161)

Fair value of plan assets — end of period	$7,586	$9,605	$10,206	$-	$-	$-

Accrued benefit liability	$(1,074)	$(11,449)	$(10,632)	$(112)	$(116)	$(1,753)

Amounts recognized in the consolidated balance sheet consist of (in thousands):

	Midwest Qualified		Midwest Nonqualified
	Defined-Benefit Plan		Defined-Benefit Plans
	Successor	Predecessor	Successor	Predecessor

	Year Ended	Year Ended	Year Ended	Year Ended
Amounts Recognized in the	December 31,	December 31,	December 31,	December 31,
Consolidated Balance Sheet	2008	2007	2008	2007

Accrued non-current benefit liability	$(1,074)	$(10,632)	$(112)	$(1,753)
Accumulated other comprehensive (income) loss	(2,855)	2,508	(16)	366

On December 13, 2007, the president signed a bill that raises the retirement age for commercial pilots from 60 to 65. This change had the effect on the qualified defined benefit plan of a reduced liability as reflected in the net actuarial gain as of December 31, 2007.

As a result of the remeasurement on the Acquisition Date in 2008, all previously existing unrecognized net actuarial gains or losses and unrecognized prior service costs were eliminated for the plans at Acquisition Date.

During 2008, curtailment gains were recognized within salaries, wages, and benefits in the consolidated statement of operations due to employee layoffs, furloughs, and other workforce reductions and reduced the obligation as of December 31, 2008.

The amounts recognized in accumulated other comprehensive (income) loss as of December 31, 2007, for the qualified and nonqualified plans include net actuarial (gains) losses of $0.4 million and $(0.1) million, respectively and prior service cost of $2.1 million and $0.1 million, respectively. The amounts recognized in accumulated other comprehensive (income) loss as of December 31, 2008, for the qualified and nonqualified plans include net actuarial (gains) of $(2.9) million and $(0.1) million, respectively. The estimated net actuarial gain that will be amortized from accumulated other comprehensive income into pension income in 2009 is expected to be $0.4 million.

The benefit obligations and fair value of plan assets (in which the accumulated obligation exceeds the fair value of plan assets), consist of the following (in thousands):

	Successor	Predecessor
	December 31,	December 31,
	2008	2007

Projected benefit obligation	$8,772	$-
Accumulated benefit obligation	8,772
Fair value of plan assets	7,586

The net periodic benefit (income) cost of defined benefit pension plans for the eleven-month period ended December 31, 2008 (Successor), and the one-month period ended January 31, 2008 (Predecessor), and the years ended December 31, 2007 and 2006 (Predecessor), includes the following (in thousands):

	Midwest Qualified Defined Benefit Plan				Midwest Nonqualified Defined Benefit Plans
	Successor	Predecessor			Successor	Predecessor
	Period From	Period From			Period From	Period From
	February 1,	January 1,			February 1,	January 1,
	2008 to	2008 to	Years Ended		2008 to	2008 to	Years Ended
Components of Net	December 31,	January 31,	December 31		December 31,	January 31,	December 31,
Periodic Benefit Cost	2008	2008	2007	2006	2008	2008	2007	2006

Service cost	$897	$111	$1,587	$1,535	$4	$-	$3	$4
Interest cost	1,165	118	1,543	1,320	8	10	105	98
Expected return on assets	(714)	(72)	(665)	(506)		1
Amortization of:
Prior service cost		26	310	310		5	9	9
Actuarial (gain) loss	(25)		324	362			76	52
Curtailment (gain) loss	(7,794)

Total net periodic benefit
(income) cost	$(6,471)	$183	$3,099	$3,021	$12	$16	$193	$163

Weighted-Average
Assumptions (in Percentages)

Discount rate	6.15%	6.40%	6.40%	6.00%	6.15%	6.40%	6.40%	6.40%
Expected return on plan assets	8.00	8.00	8.00	8.00	n/a	n/a	n/a	n/a
Rate of compensation increase	4.00	6.30	6.30	6.30	4.00	6.30	6.30	6.30

Postretirement Health Care and Life Insurance Benefits — Midwest allows retirees to participate in unfunded health care and life insurance benefit plans. Benefits are based on years of service and age at retirement. The plans are principally noncontributory for current retirees and are contributory for most future retirees.

During 2008, curtailment gains were recognized due to employee layoffs, furloughs, and other workforce reductions, and reduced the obligation as of December 31, 2008. In 2007, the increased retirement age for commercial pilots from 60 to 65 has the effect of a reduced liability reflected in the actuarial gain disclosed in the table below.

Pilots’ Severance Plan — Midwest provides certain benefits to a select group of pilots based on the pilot’s age and years of service at termination. During 2008, curtailment gains were recognized as income within salaries, wages, and benefits in the consolidated statement of operations due to employee layoffs, furloughs, and other workforce reductions, and reduced the obligation as of December 31, 2008. In 2007, the increased retirement age for commercial pilots from 60 to 65 has the effect of a reduced liability reflected in the actuarial gain disclosed in the following table.

The status of the plans as of December 31, 2008 and 2007, is as follows (in thousands):

	Postretirement Health Care and
	Life Insurance Benefits			Pilots’ Severance Plan
	Successor	Predecessor		Successor	Predecessor
	Period From	Period From		Period From	Period From
	February 1,	January 1,		February 1,	January 1,
	2008 to	2008 to	Year Ended	2008 to	2008 to	Year Ended
Projected Change in Benefit	December 31,	January 31,	December 31,	December 31,	January 31,	December 31,
Obligation	2008	2008	2007	2008	2008	2007

Net benefit obligation — beginning of period	$5,120	$5,067	$4,630	$7,064	$7,202	$7,095
Service cost	303	32	441	409	44	520
Interest cost	302	29	370	401	39	434
Plan amendments			2,481
Actuarial gain	(199)	(2)	(2,800)	(987)		(499)
Curtailments	(1,818)			(2,564)
Gross benefits paid	(67)	(6)	(55)		(221)	(348)

Net projected obligation — end of period	$3,641	$5,120	$5,067	$4,323	$7,064	$7,202

Change in Plan Assets

Fair value of assets — beginning of period	$-	$-	$-	$-	$-	$-
Employer contributions	67	6	55		221	348
Gross benefits paid	(67)	(6)	(55)		(221)	(348)

Fair value of assets — end of period	$-	$-	$-	$-	$-	$-

Actuarial benefit liability recognized — end of period	$(3,641)	$(5,120)	$(5,067)	$(4,323)	$(7,064)	$(7,202)

The net periodic benefit (income) cost of the plans for the years ended December 31, 2008, 2007, and 2006, includes the following (in thousands):

	Post Retirement Health Care and
	Life Insurance Benefits				Pilots’ Severance Plan
	Successor	Predecessor			Successor	Predecessor
	Period From	Period From			Period From	Period From
	February 1,	January 1,			February 1,	January 1,
	2008 to	2008 to	Years Ended		2008 to	2008 to	Years Ended
Components of Net Period	December 31,	January 31,	December 31,		December 31,	January 31,	December 31,
Benefit Cost	2008	2008	2007	2006	2008	2008	2007	2006

Service cost	$303	$32	$441	$278	$409	$44	$520	$464
Interest cost	302	29	370	250	401	39	434	379
Amortization of:
Prior service costs		(26)	(354)	(497)
Actuarial loss	(6)	(2)	42	108	(7)

Net periodic benefit cost	599	33	499	139	803	83	954	843

FASB Statement No. 88
charges — curtailment
credit	(1,818)				(2,564)

Total net periodic benefit (income) cost	$(1,219)	$33	$499	$139	$(1,761)	$83	$954	$843

Weighted-Average Assumptions

Discount rate	6.40%	6.40%	6.40%	5.75%	6.10%	6.10%	6.10%	5.75%
Rate of compensation increase	4.73	4.73	4.73	4.73	n/a	n/a	n/a	4.73

Assumed Health Care Cost
Trend Rate

Initial rate	8.5%	9%	9%	8%	n/a	n/a	n/a	n/a
Ultimate rate	5%	5%	5%	5%	n/a	n/a	n/a	n/a
Years to ultimate	7	8	8	3	n/a	n/a	n/a	n/a

Amounts recognized in the consolidated balance sheet consist of the following (in thousands):

	Post Retirement Health Care
	and Life Insurance Benefits		Pilots’ Severance Plan
	Successor	Predecessor	Successor	Predecessor
	Eleven-		Eleven-
	Months		Months
	Ended	Year Ended	Ended	Year Ended
Amounts Recognized in the Consolidated Balance	December 31,	December 31,	December 31,	December 31,
Sheet	2008	2007	2008	2007

Current liability	$(80)	$(96)	$(83)	$-
Accrued benefit liability	(3,561)	(4,971)	(4,241)	(7,202)
Accumulated other comprehensive (income) loss	(193)	(4,223)	(980)	184

As a result of the remeasurement on the Acquisition Date, all previously existing unrecognized net actuarial gains or losses and unrecognized prior service costs were eliminated for the plans at Acquisition Date.

The amounts recognized in accumulated other comprehensive income (loss) as of December 31, 2007, for the Postretirement Health Care and Life Insurance Benefits Plans and the Pilots’ Severance Plan include net actuarial (gains) losses of $(.9) million and $0.2 million, respectively, and prior service costs of $3.4 million for the Postretirement Health Care and Life Insurance Benefit Plans. The amounts recognized on accumulated other comprehensive (income) loss as of December 31, 2008 for the Postretirement Health Care and Life Insurance Benefits Plans and the Pilots’ Severance Plan include net actuarial gains of $0.2 million and $1 million, respectively. The estimated net actuarial gain that will be recognized from accumulated other comprehensive (income) as income in 2009 is expected to be $(.1) million.

The benefit obligations and fair value of plan assets (in which the accumulated obligation exceeds the fair value of plan assets) as of December 31 consist of the following (in thousands):

	Post Retirement Health Care and
	Life Insurance Benefits			Pilots’ Severance Plan
	Successor	Predecessor		Successor	Predecessor
	Eleven-			Eleven-
	Months	One-Month		Months	One-Month
	Ended	Ended	Year Ended	Ended	Ended	Year Ended
	December 31,	January 31,	December 31,	December 31,	January 31,	December 31,
	2008	2008	2007	2008	2008	2007

Projected benefit obligation	$3,641	$5,120	$5,067	$4,323	$7,064	$7,202
Accumulated benefit obligation				4,323	7,064	7,202
Fair value of plan assets

Midwest continues to sponsor group health care coverage to its retirees; however, the Company reduced the amount it subsidizes effective March 31, 2005. For employees retiring after June 1, 2005, the Company will not subsidize the cost of health care coverage between the ages of 55 and 60. The Company will also not subsidize the cost of retiree health care coverage after age 65. Retiree life insurance benefits were also eliminated. For employees retired prior to June 1, 2005, the Company will continue to subsidize part of the cost of pre-65 coverage.

Midwest is not eligible for the federal subsidy under the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

Plan Assets — The fair value of plan assets for these plans was $7.6 million and $10.2 million as of December 31, 2008 and 2007, respectively. The expected long-term rate of return on these plan assets was 8% in 2008 and 2007.

The return on plan assets reflects the weighted average of the expected long-term rates of return for the broad categories of investments held in the plan. The expected long-term rate of return is adjusted when there are fundamental changes in expected returns on the plan investments; this adjustment takes into account consideration from the actuary regarding long-term market conditions and investment management performance.

The asset allocation for the Company’s pension plans at the end of 2008 and 2007, and the target allocation for 2009, by asset category, is as follows:

		Percentage of
		Plan Assets
	Target	December 31,
	Allocation	Successor	Predecessor
Asset Category	for 2009	2008	2007

Equity securities	75%	74%	72%
Fixed income	25	26	27
Cash and cash equivalents			1

Total	100%	100%	100%

Plan Investment Strategy — The Qualified Plan (the “Plan”) has a Fiduciary Committee that oversees the investment of the assets of the Plan. The Fiduciary Committee has created an investment policy for the assets of the Plan. The basic investment strategy for the Plan assets provides that over the investment horizon established in the policy, aggregate Plan assets will meet or exceed:

•	an absolute annual rate of return of 8% based on the blended weighted-average return on equity and fixed income securities based on the target allocation

•	an absolute real return (excess of inflation) of 5%

•	the return of a balanced market index composed of 75% S&P 500 Stock Index and 25% Barclays U.S. Aggregate Bond Index.

The investment goals above are the objectives of the aggregate Plan and are not meant to be imposed on each investment account (if more than one account is used). The goal of each investment manager, over the investment horizon, shall be to:

•	meet or exceed the market index, or blended market index, selected and agreed upon by the Plan’s Fiduciary Committee that most closely corresponds to the style of investment management.

•	display an overall level of risk in the portfolio that is consistent with the risk associated with the benchmark specified above. Risk will be measured by the standard deviation of quarterly returns.

Specific investment goals and constraints for each investment manager are incorporated as part of the investment policy.

Expected Cash Flows — Information about expected cash flows for the pension and postretirement benefit plans and severance plan is as follows (in thousands):

	Pension	Other
2009 Expected Employer Contributions	Benefits	Benefits

To plan trusts	$72	$162

Expected future benefit payments for the next five years are as follows (in thousands):

Years Ended	Pension	Other
December 31	Benefits	Benefits

2009	$200	$162
2010	236	235
2011	285	311
2012	338	387
2013	405	528
2014–2017	3,197	4,608

Qualified Defined Contribution Plans — Midwest made monthly contributions to substantially all employees’ accounts under the Retirement Account Plan. Effective July 1, 2008, the Company stopped contributions to all nonunion employees, as part of the restructure plan. Company contributions vary based on the age of the employee and their earnings. In addition, under the Retirement Account Plan, some employees who were participants in the terminated Midwest Airlines Pension Plan on March 31, 2000, may receive additional transition benefits each year.

Company contributions under the Retirement Account Plan are limited to the extent required by tax regulations. To the extent contributions to the Retirement Account Plan are limited under tax law, any excess will be paid pursuant to supplemental retirement arrangements. The amounts expensed and reflected in the accompanying consolidated statements of operations were $3.2 million, $0.6 million, $5.0 million, and $4.7 million in the eleven-month period ended December 31, 2008, the one-month period ended January 31, 2008, and the years ended December 31, 2007 and 2006, respectively.

The Company has two voluntary defined contribution investment plans covering substantially all employees. Under these plans, the Company matches a portion of an employee’s contributions if certain thresholds are met. Amounts expensed and reflected in the accompanying consolidated statements of operations were $0.1 million, $0.0 million, $0.2 million, and $0.2 million in the eleven-month period ended December 31, 2008, the one-month period ended January 31, 2008, and the years ended December 31, 2007 and 2006, respectively. Effective October 1, 2001, Midwest temporarily suspended matching contributions to its 401(k) program following the events of September 11. In 2002, Midwest reinstated matching contributions using a targeted profitability measure. Midwest Connect matches 25% of employee contributions up to 10% of an employee’s salary. In addition, Midwest Connect will increase matching contributions above that level if targeted profitability measures are met.

15.	RESTRUCTURING CHARGES

In 2008, the Company made announcements to restructure the airline, which included exiting the regional flight operations of its Skyway subsidiary as a result of a strategic business review. Operations of Skyway ceased in April 2008 and the Company’s operations were further restructured in June 2008, resulting in the elimination of positions, compensation reductions, reduction of contractual costs, and fleet changes. Total costs are expected to be approximately $62 million. The final completion and satisfaction of the related liabilities is anticipated to be completed by December 31, 2010 (in thousands):

	Lease	Severance
	Commitments	Related	Other	Total

Accrued — January 31, 2008	$-	$-	$-	$-
Restructuring expense	25,533	2,562	10,216	38,311
Amounts paid or settled	(9,765)	(2,325)	(9,834)	(21,924)

Accrued — December 31, 2008	$15,768	$237	$382	$16,387

Of the $16.4 million outstanding as of December 31, 2008, $9.9 million is reflected in other noncurrent liabilities, $4.8 million in current accrued liabilities, and $1.7 million as a reserve against inventories.

16.	SUBSEQUENT EVENTS

Subsequent to December 31, 2008, the Company entered into a number of transactions as part of its restructuring program. These transactions include adjustments to and cancelations of debt and leases, as well as for the changes in fleet and the issuance of new debt. In addition, air services agreements with the Company’s regional partner were renegotiated.

Leases — During 2008 and 2009, the Company was negotiating with its Boeing 717 lessor. As of December 31, 2008, the Company had $15.4 million accrued liabilities associated with a negotiated forbearance agreement with the lessor. On May 26, 2009, the Company negotiated an additional forbearance agreement with its lessor. The May 2009 agreement replaces the previously negotiated forbearance agreement and certain provisions of the previously negotiated forbearance agreement were eliminated. As a result, the Company will return the remaining nine Boeing 717 aircraft by early 2010. In addition, the Company will pay the lessor $5.4 million in installments of $600,000 at the time each aircraft is returned and contribute two Rolls Royce jet engines, valued at approximately $6.4 million. Republic is the guarantor of the $5.4 million cash payment and the $6.4 million engine contribution.

On May 4, 2009, another aircraft lessor received a judgment against the Company for failure to pay lease payments for two MD80s. The Company agreed to settle this judgment for $1.8 million. The lessor assigned the claim and judgment to Republic at a discounted price and other consideration. At this point the Company remains obligated on the judgment being held by Republic. As of December 31, 2008, the Company had recorded a liability of $1.8 million associated with these leases.

On June 3, 2009, the Company entered into agreements with two other lessors for the early termination of two MD80 leases in exchange for settlement payments totaling $1.5 million. As of December 31, 2008, the Company had a liability totaling $1.5 million for these leases.

Air Services Agreements — On May 21, 2009, the Company expanded the air services agreement with Republic to include two Embraer E190 jets. The jets are expected to begin service in August 2009 and September 2009. The Company also expanded the air services agreement to include twelve 37- to 50-seat Embraer E135 jets to serve a number of its Midwest Connect routes.

On June 3, 2009, the Company entered into an agreement for the early termination of the SkyWest ASA. As part of the restructured transaction, two of the 12 aircraft being operated by SkyWest under the ASA were removed from the fleet without further consideration. Thereafter, the Company is obligated to pay SkyWest $400,000 for each of the aircraft at the time of removal from the ASA. The last aircraft is expected to be returned in early 2010. Republic did guarantee payment of the $400,000 per aircraft. The loss of capacity from SkyWest will be replaced by additional Embraer aircraft, provided by the expanded agreement with Republic.

Debt Financing — On June 8, 2009, the Company received additional debt financing of $12 million, consisting of $6 million each from Republic and the TPG Entities.

On June 12, 2009, the senior promissory notes totaling approximately $238 million with three TPG Capital, Inc. affiliates were assigned to MAP. Concurrent with this transaction, MAP canceled all outstanding senior and junior promissory notes resulting in a capital contribution in exchange for all the outstanding common stock as held by Midwest Management Holdings LLC and the minority shareholders.

On June 12, 2009, the Company reached an agreement with the lessor of the FRJs to settle the lease and debt default obligations associated with eight aircraft on July 17, 2009. The Company made an up-front payment of $3.1 million and issued a $15 million note secured by the aircraft plus one additional FRJ aircraft contributed to the collateral pool by the Company. The secured note is to be repaid from the net proceeds of sale of the aircraft. The lessor is guaranteed by Republic to receive $15 million by December 31, 2010. Interest begins accruing on June 1, 2009, at 5% payable quarterly in arrears on the last day of each quarter until December 31, 2010. As of December 31, 2008, the Company had $29.8 million accrued related to these aircraft.

Other — Due to the continued recessionary economic environment, as well as other uncertainties, the Company will likely be required to record additional asset impairment charges in 2009.

On June 25, 2009, the Company announced a code-share program with Frontier Airlines. The code-share will allow customers to connect between Midwest and Frontier Airlines flights for selected cities and will begin on August 30, 2009.

On July 31, 2009, the Company was sold by the TPG Entities to Republic for $31 million in cash and debt. The Company is now a wholly owned subsidiary of Republic. Republic plans to continue to operate the Company as a branded carrier using Midwest’s fleet of aircraft, as well as aircraft provided under the ASA with Republic. During 2008 and 2009, the Company restructured several leases, debt agreements, and other financial obligations to reduce costs in 2009 and future periods. Furthermore, the Company plans to continue expanding the ASA with Republic, which is expected to reduce the net operating costs. The Company also plans for additional workforce reductions, cost reductions from outsourcing or insourcing of airport support functions, and use of third-party services, and continued negotiation of more favorable terms with key vendors. The Company’s cash used in operations for 2009 is projected to be funded from ticket sales and will be supplemented by Republic and potentially from other third parties, as needed.

* * * * * *